Exhibit 107

CALCULATION OF FILING FEE TABLE

Form F-4/A

(Form Type)

Mega Matrix Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Type	Security Class Type	Fee Calculation Rate Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Fees to be paid	Equity	Class A Ordinary Shares, par value $0.001 per share	Other(2)	4,916,427	$2.08		$10,226,168.16	$147.60 per $1,000,000	$1,509.38
Fees previously Paid	Equity	Class A Ordinary Shares, par value $0.001 per share	Other(2)	6,180,435	$1.99		$12,299,065.65	$147.60 per $1,000,000	$1,815.34
	Equity	Ordinary Shares, par value $0.001 per share	Other(2)	31,564,054	$1.64		$51,765,048.56	$110.20 per $1,000,000	$5,704.51
	Total Offering Amount			42,660,916		$			$9,029.23
	Total Fees Previously Paid								$7,519.85
	Total Fee Offsets								-
	Net Fees Due								$1,509.38

(1)	Represents the maximum number of shares of Mega Matrix Inc. (“MPU Cayman”) Class A ordinary shares, par value $0.001 per share (the “Class A Ordinary Shares”), issuable upon the completion of the proposed merger of MPU Merger Sub, Inc. (“MPU Merger Sub”), Mega Matrix Corp. (“MPU”) and MPU Cayman. This number is based on the estimated number of shares of MPU’s common stock, par value $0.001 per share (“Common Stock”), that are expected to be outstanding, including shares to be issued for proposed transaction and financing, as of July 18, 2024, and the exchange of each such share for 1 Class A Ordinary Share pursuant to the Third Agreement and Plan of Merger (“Merger Agreement”), dated as of May 31, 2024, by and among MPU, MPU Merger Sub and MPU Cayman, which amends and restates the original documents by the deletion in their entirety and the substitution in their place the terms of the Merger Agreement. The securities being registered hereunder include such indeterminate number of additional shares of Class A Ordinary Shares as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions pursuant to Rule 416 under the Securities Act.

(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rules 457(f)(1) and 457(c), based upon the market value of the shares of the MPU’s Common Stock to be exchanged for MPU Cayman’s Class A Ordinary Shares in connection with the proposed merger, on the basis of the average of the high and low prices of the common stock of MPU traded on the NYSE American on July 11, 2024.